Exhibit 4.5

Management Discussion and Analysis

For The Three Months Ended March 31, 2021

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Special Note Regarding Forward Looking Information

This Management Discussion & Analysis (“MD&A”) is intended to provide readers with the information that management believes is required to gain an understanding of the current results of Draganfly Inc. (the "Company" or “Draganfly") and to assess the Company’s future prospects. Accordingly, certain sections of this report contain forward-looking statements that are based on current plans and expectations. These forward-looking statements are affected by risks and uncertainties that are discussed in this document and that could have a material impact on future prospects. Readers are cautioned that actual events and results will vary.

In this MD&A we describe certain income and expense items that are unusual or non-recurring. There are terms not defined by International Financial Reporting Standards (IFRS). Our usage of these terms may vary from the usage adopted by other companies. Specifically, Gross profit, Gross margin and Cash flow from operations are undefined terms by IFRS. We provide this detail so that readers have a better understanding of the significant events and transactions that have had an impact on our results.

Certain statements in the MD&A, other than statements of historical fact, may include forward-looking information that involves various risks and uncertainties. These include, without limitation, the Company’s current and planned operations in the technology sector and the expected results of new operations and new clients. These statements are based on current expectations involving a number of risks and uncertainties related to all aspects of the technology sector. These risks and uncertainties include, but are not restricted to, continued increased demand for the Company’s products, the Company’s ability to maintain its technological and competitive advantages, the Company’s ability to attract and retain key employees, the ability of the Company to take advantage of its intellectual property, the Company’s ability to raise capital on acceptable terms when needed and the availability of key suppliers and contractors. These uncertainties may cause actual results to differ from information contained herein. There can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. These forward-looking statements are based on the estimates and opinions of Management on the dates they are made and are expressly qualified in their entirety by this notice. The reader is cautioned not to rely on these forward-looking statements. The Company assumes no obligation to update forward-looking statements should circumstances or Management’s estimates or opinions change except as required by securities laws.

The following MD&A is presented and dated as of May 26, 2021 and should be read in conjunction with the unaudited consolidated financial statements and related notes for the three months ended March 31, 2021 and the annual consolidated financial statements an related notes for the year ended December 31, 2020. The Company's audited consolidated financial statements have been prepared on the "going concern" basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The operations of the Company have been primarily funded through internally generated cashflow and private placements of equity and convertible debentures. The continued operations of the Company are dependent on the Company's ability to generate profitable operations in the future, develop and execute a sufficient financing plan for future operations and receive continued financial support from shareholders and other providers of finance.

The consolidated financial statements do not reflect the adjustments, if any, or changes in presentation that may be necessary should the Company not be able to continue on a going concern basis.

All currency amounts in the accompanying financial statements and this management discussion and analysis are in Canadian dollars unless otherwise noted.

The recent outbreak of the coronavirus, also known as "COVID-19", has spread across the globe and is impacting worldwide economic activity. Conditions surrounding the coronavirus continue to rapidly evolve and government authorities have implemented emergency measures to mitigate the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods, and social distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

There are significant uncertainties with respect to future developments and impact to the Company related to the COVID-19 pandemic, including the duration, severity, and scope of the outbreak and the measures taken by governments and businesses to contain the pandemic. While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impacts of COVID-19 on our business operations cannot be reasonably estimated at this time. At the date of this MD&A, the outbreak and the related mitigation measures have had the following impacts on the Company’s operations, among others: temporary closure of business locations, supply chain issues, and decrease in sales. The extent to which these events may impact the Company’s business activities will depend on future developments, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, business disruptions, and the effectiveness of actions taken in Canada and other countries to contain and treat the disease. With COVID-19 being an ongoing issue, the Company has prepared its employees at its Saskatchewan and British Columbia facilities to be able to work from home. The Company also applied to the various federal government relief initiatives. Although the Company’s major custom engineering customer temporarily closed that part of its business, the Company believes it will start up again. Further, the Company has entered into a distribution agreement to be the exclusive provider of one of their products which has helped offset custom engineering work from that customer. Aside from the acquisition of Dronelogics and being opportunistic on other partnerships or acquisitions, the Company expanded its products/services offered to include health/telehealth applications relating to COVID-19, as a way to deal with the impacts of COVID-19. However, these ongoing events are highly uncertain and as such, the Company cannot determine the ultimate financial impacts at this time. Any deterioration in the current situation could have an adverse impact on our business, results of operations, financial position, and cash flows in 2021.

Non-GAAP Measures and Additional GAAP Measures

Throughout this document, reference is made to “gross margin” and “working capital”, which are non-IFRS measures. Management believes that gross margin, defined as revenue less operating expenses, is a useful supplemental measure of operations. Management believes that working capital, defined as current assets less current liabilities, is an indicator of the Corporation’s liquidity and its ability to meet its current obligations. Readers are cautioned that these non-IFRS measures may not be comparable to similar measures used by other companies. Readers are also cautioned not to view these non-IFRS financial measures as an alternative to financial measures calculated in accordance with International Financial Reporting Standards (“IFRS”).

Core Business and Strategy

Draganfly creates quality, cutting-edge unmanned and remote data collection and analysis platforms and systems that are designed to revolutionize the way companies do business. The Company is incorporated under the British Columbia Business Corporations Act and has its registered office located at 2800 – 666 Burrard Street, Vancouver, BC, V6C 2Z75 with a head office at 2108 St. George Avenue, Saskatoon, SK, S7M 0K7.

Recognized as being at the forefront of technology for two decades, Draganfly is an award-winning, industry-leading manufacturer, contract engineering, and product development company within the commercial UAV (unmanned aerial vehicles) space serving the public safety, agriculture, industrial inspections, and mapping and surveying markets. More recently, the Company’s offering expanded to include the health/telehealth field providing illness detection, social monitoring solutions, and sanitary spraying services relating to the ongoing COVID-19 pandemic. Draganfly is a company driven by passion, ingenuity, and the need to provide efficient solutions and first-class services to its customers around the world with the goal of saving time, money, and lives.

Founded in 1998, Draganfly is recognized as the first commercial multi-rotor manufacturer and has a legacy for its innovation and superior customer service. The company has sold products and services to over 50 countries.

Draganfly can provide its customers with an entire suite of products and services that include quad-copters, fixed-wing aircrafts, ground based robots, hand held controllers, flight training, software used for tracking, live streaming, and data collection. The integrated UAV system is equipped for automated take-offs and landings with altitude and return to home functions as well as in-house created survey software. Draganfly’s standard features combined with custom fit camera payloads ranging from multi-spectral, hyper-spectral, LIDAR, thermal, and infrared allows Draganfly to offer a truly unique solution to clients.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

With 18 fundamental UAV patents in the portfolio, Draganfly will continue to expand and grow their intellectual property portfolio.

In addition, Draganfly has launched a health/telehealth platform. The initial focus is a COVID-19 screening set of technologies that remotely detect a number of key underlying respiratory symptoms, whereas the same technology stack enables true remote telehealth features. Further, it is offering sanitary spraying services to any indoor or outdoor public gathering space such as sports auditoriums and fields to provide an additional level of protection against the spread of contagious viruses such as COVID-19.

Historically, the main business of the Company was to operate as a manufacturing company offering commercial UAVs directly to its customer base across various industry verticals. The Company has evolved to offer engineering procurement for certain customers in a vertical that is not currently served, such as military applications. The rationale is three-fold: engage in long term contracts that tend to be recurring in nature, gain exposure to an industry that the Company otherwise did not have access to, and leverage our innovation learnings into other products that can be sold in other industries.

Draganfly works with its customers to customize a product or platform from idea research and development (R&D) to completion and testing. A work plan is created with timelines and budget which includes materials, travel, testing, and engineering time. This plan is signed off on by the customer before work begins. To date, the majority of this work is considered proprietary and secret in nature.

With its recent acquisition of Dronelogics, the Company has further broadened its scope to provide non-OEM products along with services that it did not typically offer before.

Management determined in mid-2018 the best course of action to secure additional capital, grow its brand and expand its reach was to secure a public listing on a reputable exchange. On January 31, 2019, the Company and PrivCo entered into a Business Combination Agreement (the “BCA”) providing for a three-cornered amalgamation (the “Amalgamation”) among the Company, PrivCo, and a wholly-owned subsidiary of the Company (the “Subco”). As of August 15, 2019, the Amalgamation closed and the Company acquired all of the issued and outstanding common shares of the PrivCo (the “PrivCo Shares”). It was a condition of closing that the Company complete a private placement of 10,000,000 units (a “Unit”) at a price of $0.50 per Unit, with each Unit consisting of one common share and one common share purchase warrant (a “Warrant”). Each Warrant will be exercisable into one common share of the resulting issuer at a price of $0.50 for 12 months. The Company completed a private placement of 14,051,499 units raising $7,025,749.50. It is a post-closing covenant of the BCA that the resulting issuer from the Amalgamation obtains a listing for its common shares (the “Listing”) on the Canadian Securities Exchange (the “CSE”). The Company has changed its name from Drone Acquisition Corp. to Draganfly Inc. and is the parent company of the wholly owned subsidiary, Draganfly Innovations Inc., which is the amalgamated company with Subco.

Under the Amalgamation, PrivCo Shares were exchanged for ordinary shares of the Company (“Company Shares”) on the basis of 1.794 Company Shares for each PrivCo Share held resulting in 42,638,356 PrivCo Shares to be issued. Upon completion of the Amalgamation, holders of PrivCo warrants (“PrivCo Warrants”) will be entitled to receive Company Shares in lieu of shares otherwise issuable prior to the effective date of the Amalgamation (the “Effective Date”), adjusted in accordance with the terms of the various agreements and certificates representing the said warrants.

Following the Amalgamation and pursuant to completion of certain conditions precedent, including receipt of all necessary director, shareholder, regulatory and Canadian Stock Exchange (CSE) approvals, the Company was listed on the CSE on November 5, 2019. The Company incurred significant listing expenses to complete the process but is well positioned to execute on its business plan.

On March 9, 2021, the Company announced that it completed the final closing of its Regulation A+ Offering of units sold pursuant to the Company’s Regulation A+ offering circular (the “Offering Document”) filed with the U.S. Securities and Exchange Commission. The Company issued 25,771,465 units at the offering price set out in the Offering Document for gross proceeds in the amount of $15,504,135 (US$12,112,606) in the final closing. Each unit is comprised of one common share of the Company and one common share purchase warrant, with each warrant entitling the holder to acquire one common share at a price of US$0.71 per common share for period of two years from the date of issuance. The common shares and warrants issued in connection with the offering are subject to a nine month hold period. In total, the Company issued 35,000,000 units under its Offering Document for aggregate gross proceeds of US$16,450,000.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

The Company has recently announced its intention to file for an up listing to the NASDAQ exchange. The rational is that companies listed on the NASDAQ have to follow stringent reporting requirements and as a result, provide greater access to investors, especially in the United States.

Additional information relating to the Company may be found at the Company’s website, www.draganfly.com.

2021 Q1 Highlights

•	2021 Q1 Total Revenues of $1,539,736 with Product Sales of $1,129,307

Although, the Company’s products are still well regarded in the industry, the commercial UAV space as a whole has been impacted by lower priced consumer drones that can now offer similar functionality. The Company recognized an opportunity to address this market by acquiring Dronelgogics, a company that among other things, resells lower priced, third party drones. The first quarter of 2021 revenues increased by $1,042,679 from $497,057 in the first quarter of 2020 to $1,539,736 with the bulk of this revenue coming from product sales. Engineering services revenue of $466 was down substantially year over year in the first quarter of 2021 due to the continued impact from one of the Company’s Engineering Services customers that has been affected by the pandemic. Drone services sales of $409,963 made up the balance of the revenues.

•	Gross Margins were Down 62.0% in 2021 Q1 Compared to 2020 Q1

Engineering services tend to have higher gross margins than hardware sales given lower material costs. In the first quarter of 2021, the Company’s total gross margin was 33.4% vs 88.0% in the same period in 2020.

•	Company Diversified its Product and Services Offering with Acquisition

Given the Company’s impressive history and deep engineering talent, a natural evolution was to outsource in-house capabilities to customers. Doing this leverages the Company’s core skill set of innovation that tends to lead to future projects, bringing in more consistent revenue. With its recent acquisition, the Company has increased its scope of products and services to include non-OEM products and drone as a service type work. This has proved beneficial during the current pandemic as not all services are impacted the same way so having a larger breadth of products and services, in part mitigates some risk for the Company.

•	Company Broadens its Services to Include Health Vertical in the Face of Global Pandemic

Through its recently purchased Vital Intelligence assets and Varigard partnership, the Company recently added health monitoring and prevention to its product and service offering. Securing some key clients in this business line was key to proving out this new vertical. These clients were important for validation of this relatively new technology, but more importantly demonstrates the Company’s ability to evolve and offer products and services that have global applicability.

•	Risks Related to Operations

The Company’s UAVs are sold in rapidly evolving markets. The commercial UAV market is in early stages of customer adoption. Accordingly, the Company’s business and future prospects may be difficult to evaluate. The Company cannot accurately predict the extent to which demand for its products and services will increase, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact the Company’s ability to do the following:

•	generate sufficient revenue to maintain profitability;

•	acquire and maintain market share;

•	achieve or manage growth in operations;

•	develop and renew contracts;

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

•	attract and retain additional engineers and other highly qualified personnel;

•	successfully develop and commercially market new products;

•	adapt to new or changing policies and spending priorities of governments and government agencies; and

•	access additional capital when required and on reasonable terms.

For further and more detailed risk disclosure, please reference Business Risks at the end of this MD&A

Outlook and Guidance

This Outlook and Guidance contains forward-looking statements that the Company does not intend, and does not assume any obligation, to update, except as required by law. The forward-looking information and statements may include:

•	The current economic climate and its effect on the Company’s client base business;

•	The Company’s ability to successfully acquire new customers;

•	The Company’s ability to successfully implement its technology;

•	Management’s assumptions regarding the sustainability of recurring revenue streams and the Company’s expected profitability; and

•	Management’s outlook and guidance contains forward looking statements of the Company’s ability to penetrate the US and international client base with its products and services and continue its penetration in the Canadian market.

As the Company is now more capitalized and has easier access to funds in the public markets, the Company will increasingly focus on some of its growth initiatives. Operationally, having more capital will help the Company expand and diversify its engineering, drone, and health services businesses. This will require more human resources from an oversight, sales, and engineering perspective and the Company anticipates adding additional staff to accommodate these plans. Further, the Company will continue to focus on innovation, product development, and expanding its hardware offerings opportunistically into niche segments of the UAV and related sectors. Finally, the Company has considered providing various other non-engineering services and it may make more sense to buy an existing industry player than to build out this offering. With the Company being listed, it will open up further opportunities to use its Common Shares as a currency for potential acquisitions. The Company expects to be opportunistic with regards to any potential opportunities in the existing fiscal year and the near future.

Selected Financial Information

The following selected financial data has been extracted from the unaudited condensed consolidated interim financial statements, prepared in accordance with International Financial Reporting Standards, for the periods indicated and should be read in conjunction with the unaudited condensed consolidated interim financial statements.

For the three months ended March 31,	2021	2020
Total revenues	$1,539,736	$497,057
Gross Profit (as a % of revenues)	33.4%	88.0%
Net loss	(44,923,934)	(1,104,108)
Net loss per share ($)
- Basic	(0.48)	(0.02)
- Diluted	(0.48)	(0.02)
Comprehensive loss	(44,914,647)	(1,090,294)
Comprehensive loss per share ($)
- Basic	(0.48)	(0.02)
- Diluted	(0.48)	(0.02)
Change in cash and cash equivalents	$19,076,220	$(531,890)

The net loss and comprehensive loss for the three months ended March 31, 2021 include a change in fair value of derivative liability for USD warrants of $41,019,172 and would otherwise be $3,904,762 and $3,895,475, respectively.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

As at	March 31, 2021	December 31, 2020
Total assets	$45,055,832	$7,100,567
Working capital (deficit)	(20,834,520)	1,214,371
Total non-current liabilities	146,397	104,885
Shareholders’ equity	$381,485	$3,848,205

Number of shares outstanding	134,144,435	72,781,413

The working capital deficit as at March 31, 2021 includes a change in fair value of derivative liability for USD warrants of $41,019,172 and would otherwise be a working capital of $20,184,652.

Results of Operations

Revenue

For the three months ended March 31,	2021	2020
Product sales	$1,129,307	$22,356
Drone services	409,963	-
Custom engineering services	466	474,701
Total revenue	$1,539,736	$497,057

Total revenue for the three months ended March 31, 2021 increased by $1,042,679 or 209.8% as compared to the same period in 2020. The increase in revenue is largely due to the Company’s acquisition of Dronelogics Systems Inc. and the retail sales and services business that they brought partially offset by a decrease in Custom Engineering services due to the downturn caused by COVID-19. Product sales increased 4,951.5% or $1,106,951 in the first quarter of 2021 as compared to the same period in 2020 primarily due to third party product sales generated from Dronelogics.

Draganfly Innovations Inc.’s ("Draganfly Innovations") primary custom engineering customer is domiciled in the US and was shut down and reduced a number of its projects. As a result, there was no contribution ($0) from this customer after March, 2020. However, services in 2020 is currently made up of custom engineering (product development) and drone services work.

As at April 30, 2020, the Issuer completed its acquisition of Dronelogics. Therefore, the March 31, 2020 results do not include any contribution from Dronelogics.

Cost of Goods Sold / Gross Margin

For the three months ended March 31,	2021	2020
Cost of goods sold	$(1,024,729)	$(59,786)
Gross profit	$515,007	$437,271
Gross margin (%)	33.4%	88.0%

Gross profit is the difference between the revenue received and the direct cost of that revenue. Gross margin is gross profit divided by revenue and is often presented as a percent. For the three months ended March 31, 2021, the Company’s Gross Profit increased by $77,736 or 17.8%. As a percentage of sales, gross margin decreased from 88.0% in 2020 to 33.4% in 2021.

Engineering service work consists of the design and customization of various UAV type products for the Company’s clients. Further, this service work tends to have higher gross margins than straight product sales. With this business line currently impacted by the pandemic, gross profit margins were down as this shift in gross margin is due to the lower margin product sales that the Company acquired with Dronelogics.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Selling, General, and Administrative (SG&A)

For the three months ended March 31,	2021	2020
Office and Miscellaneous	$2,339,401	$650,297
Professional Fees	868,479	92,425
Research and development	15,048	3,969
Share-based payments	1,049,866	519,384
Travel	28,758	7,620
Wages and salaries	402,361	366,503
Total	$4,703,913	$1,640,198

For the three months ended March 31, 2021, Selling, General, and Administrative expenses in 2021 increased by 186.8%, from $1,640,198 in 2020 to $4,703,913 in 2021. The largest contributor to the increase is marketing and investor relations costs in the office and miscellaneous as well as share-based payments. Some of the other SG&A expenses such as professional fees increased due to increased accounting and legal work around the Reg A financing and in the regular course of being a publicly listed Company.

Net and Comprehensive Loss

For the three months ended March 31,	2021	2020
Loss from operations	$(4,324,593)	$(1,217,962)
Change in fair value of derivative liability	(41,019,172)	-
Finance and other costs	(6,405)	(4,006)
Foreign exchange gain	145,095	50,845
Gain on settlement of debt	-	67,493
Income from government assistance	20,706	-
Other loss	(16,708)	(478)
Unrealized gain on investments available for sale	277,143	-
Net loss	(44,923,934)	(1,104,108)
Cumulative translation differences	9,287	13,814
Comprehensive loss	$(44,914,647)	$(1,090,294)

For the three months ended March 31, 2021, the Company recorded a comprehensive loss of $44,914,647 compared to $1,090,294 in 2020. The net loss and comprehensive loss for the three months ended March 31, 2021 include a change in fair value of derivative liability for USD warrants of $41,019,172 and would otherwise be $3,904,762 and $3,895,475, respectively. The second largest contributor to the year over year increase is the increased marketing and investor relations costs and share-based payments partially offset by increased revenues.

Authorized share capital

Unlimited number of common shares without par value.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Issued share capital

During the three months ended March 31, 2021,

-	The Company issued 7,015,124 common shares for the exercise of warrants for $3,507,562.

-	The Company issued 624,998 common shares for the vesting of Restricted Share Units.

-	The Company issued 1,892,495 common shares for the exercise of stock options for $955,373.

-	The Company issued 75,000 common shares in lieu of cash.

-	The Company issued 32,443,457 units for the Regulation A+ financing in the United States. Each unit is comprised of one common share and one share purchase warrant. These warrants have an exercise price of $0.71 USD per warrant, each convert to one common share, and have a life of two years.

-	The Company issued 6,000,000 units for the acquisition of Vital Intelligence. Each unit is comprised of one common share and one warrant. These warrants have an exercise price of $2.67 per warrant, each convert to one common share, and have a life of two years.

Dronelogics Acquisition

On April 30, 2020, the Company closed the share purchase agreement with the shareholders of Dronelogics Systems Inc. (“Dronelogics”), whereby the Company acquired all of the issued and outstanding shares in the capital of Dronelogics, excluding the cinematography division, for a consideration of $2,000,000, plus the amount, if any, by which the estimated closing date working capital exceeds the target closing working capital (the “Transaction”). The consideration was paid $500,000 in cash, subject to working capital adjustment and 3,225,438 common shares in the capital of the Company at a deemed price of $0.50 per share. In addition, the Company welcomed Mr. Hannewyk as a member of the Board.

In connection with the Transaction, the Company paid fees of $160,000 to certain advisors; consisting of $100,000 by way of 200,000 in shares at a deemed price of $0.50 per share and as to $60,000 in cash or shares at a deemed price of $0.50 per share. At closing, the Company (i) granted 445,000 incentive stock options to certain employees of Dronelogics pursuant to the Company’s share compensation plan, exercisable at a price equal to closing price of the shares on the CSE on January 31, 2020. The options shall have a term of 10 years and 375,000 vest in three equal tranches, on the grant date and first and second anniversaries of the date of grant while 70,000 vest on the first anniversary of the grant date, and (ii) awarded 375,000 RSUs to certain directors and officers of Dronelogics. RSUs were awarded to certain directors and officers of Dronelogics pursuant to the Company’s share compensation plan. The RSUs shall vest in three equal tranches, on the first, second and third anniversaries of the date of award.

The purchase price allocation (“PPA”) is as follows:

Number of shares of Draganfly Inc.	3,225,438
Fair value of common shares	$0.83
Fair value of shares of Draganfly Inc.	$2,677,114
Present value of the fair value of shares of Draganfly Inc.	2,178,960
Cash portion of purchase price	500,000
Total	$2,678,960

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Tangible assets acquired
Cash	$42,593
Accounts receivable	98,852
Inventory	629,684
Prepaids and deposits	93,997
Other current assets	3,014
Capital assets	54,946
Right-of-use assets	83,428
Accounts payable and accrued liabilities	(222,766)
Customer deposits	(245,959)
Loans	(245,752)
Other current liabilities	(8,437)
Lease liabilities	(87,203)
196,397

Identifiable intangible assets
Customer relationships	197,000
Website	119,000
316,000

Goodwill	2,166,563
Total consideration	$2,678,960

Vital Intelligence Acquisition

On March 25, 2021, the Company acquired the assets of Vital Intelligence Inc. (“Vital”) for consideration of: (a) a cash payment of $500,000 with $50,000 paid upon execution of the asset purchase agreement, $200,000 to be paid at closing and $250,000 to be paid on the six-month anniversary date of closing; and (b) 6,000,000 units of the Company with each unit being comprised of one common share of the Company and one common share purchase warrant (the “Acquisition”). Each warrant will entitle the holder to acquire one common share for a period of 24 months following closing at an exercise price of $2.67 per common share and the Company will be able to accelerate the expiry date of the warrants after one year in the event the underlying common shares have a value of at least 30% greater than the exercise price of the warrants. The units will be held in escrow following closing with 1,500,000 units being released at closing and the remainder to be released upon the Company reaching certain revenue milestones received from the purchased assets.

The units of the Company are to be releasable from escrow in accordance with the terms and conditions of the Escrow Agreement, as follows:

a)	1,500,000 units shall be released on the closing date;

b)	1,500,000 units shall be released from escrow upon the Vital assets earning revenue in the aggregate amount of $2,000,000;

c)	1,500,000 units shall be released from escrow upon the Vital assets earning revenue in the aggregate amount of $4,000,000; and

d)	1,500,000 units shall be released from escrow upon the Vital assets earning revenue in the aggregate amount of $6,000,000.

The Vital Intelligence product platform is a combination of proprietary Intellectual Property along with external technology. The base technology is computer vision signal processing that incorporates learning algorithms that can detect heart rate, breathing/respiratory rate, coughs, mask usage, social distancing, temperature, oxygen saturation of blood, and blood pressure. Combined, all these data points provide and deliver an analysis of health and better accuracy in determining infection with various respiratory related issues.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Vital Intelligence has developed a suite of products that is designed to maximize the use of its technology by serving a variety of different market segments and sectors:

-	Drone Vital Sign Detection: Video from a drone is analyzed and can provide an individuals’ heart rate, respiratory rate, and also detect coughing. The data is processed via either a local or cloud storage service in real or near-real time.

-	Drone Social Distancing Detection: Video cameras attached to drones collect data which is then used to determine social distancing. The data is processed via either a local or cloud storage service in real or near-real time.

-	Thermography Kiosk: This product, also branded as Safe Set Solution, is a moveable kiosk (consisting of a thermal detection camera, laptop and stand) to provide thermal detection and reporting systems. Kiosk is able to be placed in entryways or throughways to capture temperature readouts of passers-by.

-	Thermography Detection Camera System: This group of products is a stationary camera system, or systems of networked cameras aimed at critical entryways or locations designed to capture core-body temperature of individuals entering a space. Algorithms read video feeds and allow for company or facility use decisions to be made. An example would be capturing temperature readouts from individuals and then integrating that data into a company’s employee badge systems for compliance and monitoring as well as door locking systems to grant access to a space.

-	Social Distancing Camera System: This product is a stationary camera system, or system of networked cameras aimed at high traffic areas in order to capture data on social distancing. Information is provided via overlay on capture footage. The technology can be used on archived or real-time video footage to assist community health workers in predicting outbreaks of infections.

The PPA is as follows:

Number of units of Draganfly Inc.	6,000,000
Fair value of units	$2.88
Fair value of units of Draganfly Inc.	$17,292,857
Fair value of cash portion of purchase price	488,659
Total	$17,781,516

Identifiable intangible assets
Brand	$540,000
Software	1,711,000
2,251,000

Goodwill	15,530,516
Total consideration	$17,781,516

The Company estimated the fair value as follows:

•	Brand based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 1.0% and discount rate of 40% per annum.

•	Software based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 5.0% and discount rate of 40% per annum.

Summary of Quarterly Results

The following selected quarterly financial data has been extracted from the financial statements, prepared in accordance with International Financial Reporting Standards.

Total revenue for the three months ended March 31, 2021 increased by $1,042,679 or 209.8% as compared to the same period in 2020. The increase in revenue is largely due to the Company’s acquisition of Dronelogics Systems Inc. and the retail sales and services business that they brought partially offset by a decrease in Custom Engineering services due to the downturn caused by COVID-19. Product sales increased 4,951.5% or $1,106,951 in the first quarter of 2021 as compared to the same period in 2020 primarily due to third party product sales generated from Dronelogics.

Operating expenses increased 192.4% compared to the same period in 2020 due to higher marketing, investor relations costs, professional fees, and share-based payments after going public. The other expense and comprehensive loss for the first quarter of 2021 include a change in fair value of derivative liability for USD warrants of $41,019,172 and would otherwise be income of $419,831 and loss of $3,895,475, respectively.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

	2021 Q1	2020 Q4	2020 Q3	2020 Q2
Revenue	$1,539,736	$1,486,009	$1,453,905	$926,540
Cost of goods sold	$(1,024,729)	$(1,155,491)	$(893,441)	$(495,193)
Gross profit	$515,007	$330,518	$560,464	$431,347
Gross margin – percentage	33.4%	22.2%	38.5%	46.6%
Operating expenses	$(4,839,600)	$(3,359,508)	$(2,852,003)	$(2,387,738)
Operating loss	$(4,324,593)	$(3,028,990)	$(2,291,539)	$(1,956,391)
Operating loss per share (basic and diluted)	$(0.05)	$(0.04)	$(0.03)	$(0.03)
Other income (expense)	$(40,599,341)	$(713,885)	$91,228	$987,872
Other comprehensive income	$9,287	$1,235	$(1,232)	$(13,713)
Comprehensive loss	$(44,914,647)	$(3,741,640)	$(2,451,453)	$(982,232)
Comprehensive loss per share (basic and diluted)	$(0.48)	$(0.05)	$(0.03)	$(0.01)

	2020 Q1	2019 Q4	2019 Q3	2019 Q2
Revenue	$497,057	$491,520	$450,943	$289,735
Cost of goods sold	$(59,786)	$(42,401)	$(71,043)	$(49,147)
Gross profit	$437,271	$449,119	$379,900	$240,588
Gross margin – percentage	88.0%	91.4%	84.2%	83.0%
Operating expenses	$(1,655,233)	$(2,983,115)	$(683,777)	$(484,155)
Operating loss	$(1,217,962)	$(2,533,996)	$(303,877)	$(243,567)
Operating loss per share (basic and diluted)	$(0.02)	$(0.04)	$(0.01)	$(0.01)
Other income (expense)	$113,854	$506,080	$(8,133,663)	$(46,220)
Other comprehensive income	$13,814	$-	$-	$-
Comprehensive loss	$(1,090,294)	$(2,027,916)	$(8,437,540)	$(289,787)
Comprehensive loss per share (basic and diluted)	$(0.02)	$(0.03)	$(0.22)	$(0.01)

Liquidity and Capital Resources

The Company’s liquidity risk is derived from its loans, accounts payable, and accrued liabilities, as it may encounter difficulty discharging those obligations, but the Company endeavors to mitigate that risk through the careful management of its debt holders and the assertive pursuit of capital inflow for its operations. The Company’s working capital deficit of $20,834,520, as at March 31, 2021, would be a working capital surplus of $20,184,652, if the non-cash liability for outstanding USD warrants were excluded. The Company’s working capital as at December 31, 2020 was $1,214,371.

The Company considers the items included in capital to include shareholders’ equity. The Company manages its capital structure and makes adjustments to it in light of changes in economic and business conditions, financing environment, and the risk characteristics of the underlying assets. A $250,000 cash payment will be paid from the Company’s available funds for the second and final payment of the Vital Intelligence assets. Aside from this transaction and the regular business operations of managing its liabilities, the Company does not have any contracted or committed capital expenditures as of the date of these financial statements. The Company utilizes its credit card facilities from time to time to make various purchases for their operations. The Company will need to raise additional capital during the next twelve months and beyond to support current operations and planned development. Management intends to finance operating costs over the next twelve months with cash on hand and with the issuance of securities such as the private placement of common shares and convertible debentures. Further, in order to maintain or adjust its capital structure, the Company may issue new shares, new debt, or scale back the size and nature of its operations. The Company is not subject to externally imposed capital requirements. As at March 31, 2021, shareholders’ equity was $381,485 and at December 31, 2020, shareholder’s equity was $3,848,205.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

On February 5, 2021, the Company closed a second tranche of its Regulation A+ Offering for gross proceeds in the amount of $4,003,195 (US$3,135,838). On March 9, 2021, the Company announced that it completed the final closing of its Regulation A+ offering of units sold pursuant to the Company’s Regulation A+ offering circular (the “Offering Document”) filed with the U.S. Securities and Exchange Commission. The Company issued 25,771,465 units at the offering price set out in the Offering Document for gross proceeds in the amount of $15,504,135 (US$12,112,606) in the final closing. Each unit is comprised of one common share of the Company and one common share purchase warrant, with each warrant entitling the holder to acquire one common share at a price of US$0.71 per common share for period of two years from the date of issuance. The common shares and warrants issued in connection with the offering are subject to a nine month hold period. In total, the Company issued 35,000,000 units under its Offering Document for aggregate gross proceeds of US$16,450,000.

We expect, from time to time, to evaluate the acquisition of businesses, intellectual property, products and technologies for which a portion of the net proceeds may be used.

Our plan of operations for the next year includes the following: (i) hiring engineers to perform more engineering service work, to complete contracts on a timelier basis, and to perform R&D for the Company’s next generation of products; (ii) hiring sales/marketing employees for our product lines and engineering services work; (iii) hiring sales/marketing employees for further expansion into services (e.g. drone as a service); (iv) diversifying and expanding business lines organically and by potential acquisitions; (v) updating machinery used for manufacturing and production; (vi) continuing to patent innovative ideas for new products; and (vii) developing and increasing current product offering to various niche industries that are not currently being served.

This expected use of the net proceeds from the Regulation A+ Offering represents our intentions based upon our current financial condition, results of operations, and conditions. As of the date of this MD&A, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this Regulation A+ Offering. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors.

Subsequent Events

Subsequent to March 31, 2021,

-	887,500 warrants were exercised for proceeds of $443,750.

-	910,000 stock options were granted to employees of the Company with an exercise price of $2.03 and expire 10 years from the date of grant. These stock options vest:

o	1/3 on the first anniversary;

o	1/3 on the second anniversary; and

o	1/3 on the third anniversary.

-	50,000 RSUs were granted to employees of the Company. These RSUs vest:

o	1/3 on the first anniversary;

o	1/3 on the second anniversary; and

o	1/3 on the third anniversary.

-	10,000 stock options were exercised for proceeds of $5,000.

-	124,999 RSUs vested and were exercised.

Off-Balance Sheet Arrangements

The Company has no material undisclosed off-balance sheet arrangements that have or are reasonably likely to have, a current or future effect on our results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Contractual Obligations

As of March 31, 2021, and as of the date of this MD&A, and in the normal course of business, the following is a summary of the Company’s material obligations to make future payments, representing contracts, and other commitments that are known and committed.

On December 1, 2020, the Company entered into an amendment for the lease agreement, where the lease was amended with a change in annual payments. As a result of IFRS 16, the right of use asset and lease liability were setup and recorded as follows:

Right of Use Asset

Total
Cost
Balance at January 1, 2020	$159,539
Lease acquired in the Acquisition	83,428
Balance at December 31, 2020	$242,967
Addition	28,610
Lease removal	(7,092)
Balance at March 31, 2021	$264,485

Accumulated depreciation
Balance at January 1, 2020	$29,545
Charge for the period	69,003
Balance at December 31, 2020	$98,548
Historical correction	7,152
Charge for the period	22,911
Balance at March 31, 2021	$128,611

Net book value:
December 31, 2020	$144,419
March 31, 2021	$135,874

Lease Liability

Total
Balance at January 1, 2020	$136,073
Leases acquired in the Acquisition	87,203
Interest expense	18,290
Lease Payments	(83,442)
Balance at December 31, 2020	$158,124
Historical correction	22,043
Interest expense	4,297
Lease payments	(27,139)
Lease removal	(7,645)
Balance at March 31, 2021	149,680

Which consists of:
Current lease liability	$83,283
Non-current lease liability	66,397
Balance at March 31, 2021	$149,680

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Related Party Transactions

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company's Board of Directors and corporate officers.

Trade payables and accrued liabilities:

On Aug 1, 2019, the Company entered in a business services agreement (the “Agreement”) with Business Instincts Group (“BIG”), a company that Cameron Chell, CEO and director has a material interest in that he previously controlled, to provide: corporate development and governance, strategic facilitation and management, general business services, office space, corporate business development video content, website redesign and management, and online visibility management. The services are provided by a team of up to six consultants and the costs of all charges are based on the fees set in the Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the three months ended March 31, 2021, the company incurred fees of $43,500 compared to $70,350 in 2020. As at March 31, 2021, the Company was indebted to this company in the amount of $nil (December 31, 2020 - $nil).

On October 1, 2019, the Company entered into an independent consultant agreement (“Consultant Agreement”) with 1502372 Alberta Ltd, a company controlled by Cameron Chell, CEO and director, to provide executive consulting services to the Company. The costs of all charges are based on the fees set in the Consultant Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the three months ended March 31, 2021, the Company incurred fees of $53,764 compared to $24,150 in 2020. As at March 31, 2021, the Company was indebted to this company in the amount of $73,500 (December 31, 2020 - $321,741).

On July 3, 2020, the Company entered into an executive consultant agreement (“Executive Agreement”) with Scott Larson, a director of the Company, to provide executive consulting services, as President, to the Company. The costs of all charges are based on the fees set in the Executive Agreement and are settled on a monthly basis. The Company records these charges under Office and Miscellaneous. For the three months ended March 31, 2021, the Company incurred fees of $44,123. As at March 31, 2021, the Company was indebted to this company in the amount of $nil (December 31, 2020 - $153,887).

As at March 31, 2021, the Company had $92,250 (December 31, 2020 - $475,628) payable to related parties outstanding that were included in accounts payable. The balances outstanding are unsecured, non-interest bearing and due on demand.

Key management compensation

Key management includes the Company’s directors and members of the executive management team. Compensation awarded to key management for the three months ended March 31, 2021 and 2020 included:

	March 31, 2021	March 31, 2020
Director fees	$86,691	$-
Management fees paid to a company controlled by CEO and director	53,764	-
Management fees paid to a company controlled by president and director	44,123	-
Management fees paid to a company controlled by a former director	45,000	30,000
Salaries	122,976	71,190
Salaries paid to the former owner of the Company	-	33,415
Share-based payments	680,097	271,639
Total	$1,032,651	$430,394

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Share Capital

Common shares issued

	Number of Common Shares	Share Capital
Balance, December 31, 2019	69,670,613	$27,786,517
Shares issued for exercise of warrants	7,923,875	4,007,130
Shares issued for acquisition	3,225,438	2,178,961
Shares issued as finder’s fees	200,000	100,000
Shares issued for debt settlement	555,409	344,354
Shares issued for financing	3,518,034	2,018,845
Shares issued for exercise of RSUs	999,992	507,497
Balance, December 31, 2020	86,093,361	$36,943,304
Shares issued for exercise of warrants	7,015,124	3,507,562
Shares issued for acquisition	6,000,000	14,220,000
Shares issued for exercise of RSUs	624,998	300,000
Shares issued for exercise of stock options	1,892,495	1,846,776
Shares issued for financing	32,443,457	18,788,549
Share issue costs	-	(344,280)
Shares issued in lieu of cash	75,000	198,000
Balance, March 31, 2021	134,144,435	$75,459,911

Stock options

The following is the summary of the Company’s stock option activity:

	Number of Options	Weighted Average Exercise Price
Outstanding, December 31, 2019	3,725,000	$0.50
Forfeited	(216,668)	0.50
Granted	2,460,000	0.63
Outstanding, December 31, 2020	5,968,332	$0.55
Exercised	(1,892,495)	0.50
Granted	200,000	2.68
Outstanding, March 31, 2020	4,275,837	$0.67

Restricted Share Units (RSUs)

The following is the summary of the Company’s RSU activity:

Number of RSUs
Outstanding, December 31, 2019	3,175,000
Exercised	(999,992)
Forfeited	(341,667)
Granted	1,240,000
Outstanding, December 31, 2020	3,073,341
Exercised	(624,998)
Granted	740,000
Outstanding, March 31, 2021	3,188,343

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Warrants

During the year ended December 31, 2020 and the three months ended March 31, 2021, the Company issued warrants (“USD Warrants”) with a USD exercise price. Being in a foreign currency that is not the Company’s functional currency, these USD Warrants are required to be recorded as a financial liability and not as equity. As a financial liability, these USD Warrants are revalued on a quarterly basis to fair market value with the change in fair value being recorded through the Consolidated Statement of Comprehensive Loss. The initial fair value of these USD Warrants was parsed out from equity and recorded as a financial liability.

To reach a fair value of the USD Warrants, a Black Scholes calculation is used, calculated in USD as the Company also trades on the OTCQB. The Black Scholes value per USD Warrant is then multiplied by the number of outstanding warrants and then multiplied by the foreign exchange rate at the end of the period from the Bank of Canada.

Warrant Derivative Liability

Balance at January 1, 2020	$-
Change in fair value of warrants outstanding	748,634
Balance at December 31, 2020	$748,634
Change in fair value of warrants outstanding	41,019,172
Balance at March 31, 2021	$41,767,806

The derivative financial liability consists of the fair value of the non-compensatory share purchase warrants that have exercise prices that differ from the functional currency of the Company and are within the scope of IAS 32 “Financial Instruments: Presentation”. Details of these warrants and their fair values are as follows:

Issue Date	Exercise Price		Number of Warrants Outstanding at March 31, 2021	Fair Value at March 31, 2021	Number of Warrants Outstanding at December 31, 2020	Fair Value at December 31, 2020
November 30, 2020	US$	0.71	2,556,496	3,050,839	2,556,496	$748,634
February 5, 2021	US$	0.71	6,671,992	7,962,138	-	-
March 5, 2021	US$	0.71	25,771,465	30,754,829	-	-
			34,999,953	41,767,806	2,556,496	$748,634

During the year ended December 31, 2020, the Company extended the life of the November 5, 2019 warrants from expiring on November 5, 2020 to expiring on November 5, 2021. To do this, it was required that 25% of the remaining November 5, 2019 warrants needed to be exercised by October 21, 2020 and was completed.

The following is the summary of the Company’s warrant activity:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, December 31, 2019	18,051,499	$0.41
Expired	(7,923,874)	0.30
Exercised	(600,000)	0.50
Issued	2,556,496	0.71
Outstanding, December 31, 2020	12,084,121	$0.59
Exercised	(7,015,124)	050
Granted	38,443,457	1.02
Outstanding, March 31, 2021	43,512,454	$0.97

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

As at March 31, 2021, the Company had the following warrants outstanding:

Date issued	Expiry date	Exercise price		Number of warrants outstanding
November 5, 2019	November 5, 2021	CDN$	0.50	2,512,501
November 30, 2020	November 30, 2022	US$	0.71	2,556,496
February 5, 2021	February 5, 2023	US$	0.71	6,671,992
March 5, 2021	March 5, 2023	US$	0.71	25,771,465
March 22, 2021	March 22, 2023	CDN$	2.67	6,000,000
				43,512,454

The weighted average remaining contractual life of warrants outstanding as of March 31, 2021 was 1.83 years (December 31, 2020 - 0.90 years).

Of the 6,000,000 warrants issued on March 22, 2021 with regards to the Vital Intelligence Acquisition, 4,500,000 of the warrants are currently held in escrow, to be released upon completion of the milestones.

Critical Accounting Policies and Estimates

Note 2 of the audited consolidated financial statements for the year ended December 31, 2020 describe fully the significant accounting policies used in preparing the financial statements.

Measurement Uncertainty (Use of Estimates)

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

The key sources of estimation uncertainty that have a significant risk of causing material adjustment to the amounts recognized in the consolidated financial statements are:

a.	SR&ED tax credits

The determination of the amount of the Saskatchewan SR&ED tax credit receivable requires management to make calculations based on its interpretation of eligible expenditures in accordance with the terms of the programs. The reimbursement claims submitted by the Company are subject to review by the relevant government agencies. Although the Company has used its best judgment and understanding of the related program agreements in determining the receivable amount, it is possible that the amounts could increase or decrease by a material amount in the near-term dependent on the review and audit by the government agency.

b.	Allowance for uncollectible trade and other receivables

The Company makes use of estimates when making allowances for uncollectible trade and other receivables. The Company evaluates each receivable at year end using factors such as age of receivable, payment history, and credit risk to estimate when determining if an allowance is required, and the amount of the allowance.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

c.	Share-based payment transactions

The Company measures the cost of share-based payment transactions with employees by reference to the fair value of the equity instruments. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining and making assumptions about the most appropriate inputs to the valuation model including the expected lives and forfeiture rates of the share options and volatility of the market value of the underlying shares.

New Policies Adopted

Accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on the Company’s financial statements.

Business Risks

In the normal course of business, the Company’s operations are influenced by a number of internal and external factors and are exposed to risks and uncertainties that can affect its business, financial condition and operating results. The activities of the Company are subject to ongoing operational risks including the performance of key suppliers, product performance, and government and other industry regulations and reliance on information systems, all of which may affect the ability of the Company to meet its obligations. While management believes its innovation and technology make it a leader in the industry, revenue and results may be affected if products are not accepted in the market place, are not approved by regulatory authorities, or if products are not brought to market in a timely manner.

The Company will be affected by a number of operational risks and the Company may not be adequately insured for certain risks, including: labour disputes; catastrophic accidents; fires; blockades or other acts of social activism; changes in the regulatory environment; impact of non-compliance with laws and regulations; natural phenomena, such as inclement weather conditions, floods, earthquakes and ground movements. There is no assurance that the foregoing risks and hazards will not result in damage to, or destruction of, the Company’s technologies, personal injury or death, environmental damage, adverse impacts on the Company’s operation, costs, monetary losses, potential legal liability and adverse governmental action, any of which could have an adverse impact on the Company’s future cash flows, earnings and financial condition. Also, the Company may be subject to or affected by liability or sustain loss for certain risks and hazards against which the Company cannot insure or which the Company may elect not to insure because of the cost. This lack of insurance coverage could have an adverse impact on the Company’s future cash flows, earnings, results of operations and financial condition.

Resale of Shares

There can be no assurance that the publicly-traded market price of the Company Shares will be high enough to create a positive return for the existing investors. Further, there can be no assurance that the Company Shares will be sufficiently liquid so as to permit investors to sell their position in the Company without adversely affecting the stock price. In such event, the probability of resale of the Company Shares would be diminished.

As well, the continued operation of the Company will be dependent upon its ability to procure additional financing in the short term and to generate operating revenues in the longer term. There can be no assurance that any such financing can be obtained or that revenues can be generated. If the Company is unable to obtain such additional financing or generate such revenues, investors may be unable to sell their Company Shares and any investment in the Company may be lost.

Ability to Manage Future Growth

Future growth, if any, may cause a significant strain on the Company’s management and its operational, financial, human and other resources. The Company’s ability to manage growth effectively will require it to implement and improve operational, financial, software development and management information systems and to expand, train, manage and motivate employees. These demands may require the addition of management and other personnel and the development of additional expertise. Any increase in resources devoted to research, product development and marketing and sales efforts without a corresponding increase in operational, financial, product development and management information systems could have a material adverse effect on the Company’s business, financial condition and results of operations. There can be no assurance that the Company will be able to manage such growth effectively, that its management, personnel or systems will be adequate to support the Company's operations or that the Company will be able to achieve the increased levels of revenue commensurate with the increased levels of operating expenses associated with this growth. The Company is exposed to a variety of financial risks by virtue of its activities, including currency risk, credit risk, and liquidity risk. The overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on financial performance.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Market for Securities

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that continuing fluctuations in price will not occur. It may be anticipated that any quoted market for the Company Shares will be subject to market trends generally, notwithstanding any potential success of the Company in creating revenues, cash flows or earnings. The value of the Company Shares will be affected by such volatility.

Dilution and future sale of Common Shares

We may issue additional Common Shares in the future, which may dilute a Shareholder’s holding in the Company. Our articles will permit the issuance of an unlimited number of Common Shares, and Shareholders will have no pre-emptive rights in connection with such further issuances. The Directors of the Company have the discretion to determine if an issuance of Common Shares is warranted, the price at which such issuance is effected and the other terms of issue of Common Shares. Also, we may issue additional Common Shares upon the exercise of options to acquire Common Shares under the Option Plan, which will result in further dilution to the Shareholders. Potential future acquisitions may also divert Management’s attention and result in further dilution to the Shareholders.

History of Losses

The Company cannot assure that it can become profitable or avoid net losses in the future or that there will not be any earnings or revenue declines for any future quarterly or other periods. The Company expects that its operating expenses will increase as it grows its business, including expending substantial resources for research and development and marketing. As a result, any decrease or delay in generating revenues could result in material operating losses.

Reliance on Management and Key Employees

The Company’s future success depends substantially on the continued services of its executive officers and its key development personnel. If one or more of its executive officers or key development personnel were unable or unwilling to continue in their present positions, the Company might not be able to replace them easily or at all. In addition, if any of its executive officers or key employees joins a competitor or forms a competing company, the Company may lose know-how, key professionals and staff members as well as partners. These executive officers and key employees could develop drone technologies that could compete with and take customers and market share away from the Company.

Risks Associated with Acquisitions

As part of the Company’s overall business strategy, after the completion of the Listing, the Company may pursue select strategic acquisitions that would provide additional product or service offerings, additional industry expertise, and a stronger industry presence in both existing and new jurisdictions. Future acquisitions may expose it to potential risks, including risks associated with: (a) the integration of new operations, services and personnel; (b) unforeseen or hidden liabilities; (c) the diversion of resources from the Company’s existing business and technology; (d) potential inability to generate sufficient revenue to offset new costs; (e) the expenses of acquisitions; or (f) the potential loss of or harm to relationships with both employees and existing users resulting from its integration of new businesses. In addition, any proposed acquisitions may be subject to regulatory approval.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

Competitive Markets

The Company faces competition and new competitors will continue to emerge throughout the world. Services offered by the Company’s competitors may take a larger share of consumer spending than anticipated, which could cause revenue generated from the Company’s products and services to fall below expectations. It is expected that competition in these markets will intensify.

If competitors of the Company develop and market more successful products or services, offer competitive products or services at lower price points, or if the Company does not produce consistently high-quality and well-received products and services, revenues, margins, and profitability of the Company will decline.

The Company’s ability to compete effectively will depend on, among other things, the Company’s pricing of services and equipment, quality of customer service, development of new and enhanced products and services in response to customer demands and changing technology, reach and quality of sales and distribution channels and capital resources. Competition could lead to a reduction in the rate at which the Company adds new customers, a decrease in the size of the Company’s market share and a decline in its customers. Examples include but are not limited to competition from other companies in the UAV industry.

In addition, the Company could face increased competition should there be an award of additional licences in jurisdictions in which the Company operates in.

Uncertainty and adverse changes in the economy

Adverse changes in the economy could negatively impact the Company’s business. Future economic distress may result in a decrease in demand for the Company’s products, which could have a material adverse impact on the Company’s operating results and financial condition. Uncertainty and adverse changes in the economy could also increase costs associated with developing and publishing products, increase the cost and decrease the availability of sources of financing, and increase the Company’s exposure to material losses from bad debts, any of which could have a material adverse impact on the financial condition and operating results of the Company.

Uncertainty to develop and renew contracts

A significant portion of the Company’s business is based on the operation of remotely piloted aircraft systems (“RPAS”). The operation of RPAS’ poses a risk or hazard to airspace users as well as personnel on the ground. As the RPAS industry is rapidly developing, the regulatory environment for RPAS is constantly evolving to keep pace. As such, whenever a policy change with respect to operating regulations occurs, there is a risk that the Company could find itself to be in non-compliance with these new regulations and as a result lose the ability to develop and renew contracts relating to its business. While the Company endeavours to take all necessary action to reduce the risks associated with the operations of RPAS’ and to remain well-informed and up-to-date on any addendums and changes to the applicable regulations, there is no assurance that an incident involving an RPAS or the Company’s non-compliance would not create a significant current or future liability for the company.

The regulation of RPAS operations within the Canadian Domestic Airspace (CDA) is still evolving and is expected to continue to change with the proliferation of RPAS’, advancements in technology, and standardization within the industry. Changes to the regulatory regime may be disruptive and result in the Company needing to adopt significant changes in its operations and policies, which may be costly and time-consuming, and may materially adversely affect our ability to manufacture and make delivery of our Company’s products and services in a timely fashion.

Company business and research and development activities are subject to oversight by Transport Canada, the federal institution responsible for transportation policies and programs, including the rules in the Canadian Aviation Regulations (CARs). Currently, Transport Canada requires that any non-recreational operators of RPAS’ have a Special Flight Operations Certificate (SFOC). Our ability to develop, test, demonstrate, and sell products and services depends on the Company’s ability to acquire and maintain a valid SFOC.

In addition, there exists public concern regarding the privacy implications of Canadian commercial and law enforcement use of small UAV. This concern has included calls to develop explicit written policies and procedures establishing usage limitations.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

There is no assurance that the response from regulatory agencies, customers and privacy advocates to these concerns will not delay or restrict the adoption of small UAV by non-military customers.

Attract and retain engineering talent and other highly qualified personnel

The Company may experience a period of significant growth and require a high number of personnel that will place a strain upon its management systems and resources. Its future will depend in part on the ability of its officers and other key employees to implement and improve financial and management controls, reporting systems and procedures on a timely basis and to expand, train, motivate and manage the workforce. The Company’s current and planned personnel, systems, procedures and controls may be inadequate to support its future operations. Further, management may not be able to retain its existing workforce in an expanding and competitive marketplace for talent.

Ability to successfully develop and commercially market new products

Continuing technological changes in the market for the Company’s products could make its products less competitive or obsolete, either generally or for particular applications. The Company’s future success will depend upon its ability to develop and introduce a variety of new capabilities and enhancements to its existing product and service offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which it offers products. Delays in introducing new products and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products or enhancements at competitive prices may cause existing and potential customers to purchase the Company’s competitors’ products. If the Company is unable to devote adequate resources to develop new products or cannot otherwise successfully develop new products or enhancements that meet customer requirements on a timely basis, its products could lose market share, its revenue and profits could decline, and the Company could experience operating losses.

Changing policies and spending priorities of governments and government agencies

The Company must comply with Canadian federal and provincial laws regulating the export of its products. In some cases, explicit authorization from the Canadian government is needed to export its products. The export regulations and the governing policies applicable to the Company’s business are subject to change. The Company cannot provide assurance that such export authorizations will be available for its products in the future. Compliance with these laws has not significantly limited the Company’s operations or sales in the recent past, but could significantly limit them in the future. Non-compliance with applicable export regulations could potentially expose the Company to fines, penalties and sanctions. If the Company cannot obtain required government approvals under applicable regulations, the Company may not be able to sell its products in certain international jurisdictions, which could adversely affect the Company’s financial condition and results of operations.

Access additional capital when required and on reasonable terms

In order to finance future operations and development efforts, the Company may raise funds through the issue of Common Shares or the issue of securities convertible into or exercisable for Common Shares. The Company cannot predict the size of future issues of Common Shares or the issue of securities convertible into or exercisable for Common Shares or the effect, if any, that future issues and sales of the Common Shares will have on the market price of the Common Shares. Any transaction involving the issue of previously unissued shares, or securities convertible into or exercisable for shares, would result in dilution, which may be substantial, to existing holders of shares

Continuing impact from COVID-19

The recent outbreak of the coronavirus, also known as "COVID-19", has spread across the globe and is impacting worldwide economic activity. Conditions surrounding the coronavirus continue to rapidly evolve and government authorities have implemented emergency measures to mitigate the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods, and social distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

Draganfly Inc.
Management Discussion and Analysis
For the three months ended March 31, 2021

There are significant uncertainties with respect to future developments and impact to the Company related to the COVID-19 pandemic, including the duration, severity, and scope of the outbreak and the measures taken by governments and businesses to contain the pandemic. While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impacts of COVID-19 on our business operations cannot be reasonably estimated at this time. At the date of this MD&A, the outbreak and the related mitigation measures have had the following impacts on the Company’s operations, among others: temporary closure of business locations, supply chain issues, and decrease in sales. The extent to which these events may impact the Company’s business activities will depend on future developments, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, business disruptions, and the effectiveness of actions taken in Canada and other countries to contain and treat the disease. These events are highly uncertain and as such, the Company cannot determine the ultimate financial impacts at this time. Any deterioration in the current situation could have an adverse impact on our business, results of operations, financial position, and cash flows in 2021.

Credit risk

Credit and liquidity risk associated with cash and the marketable security is managed by ensuring assets are placed with major financial institutions with strong investment grade ratings.

Credit risk on trade and other receivables reflects the risk that the Company may be unable to recover them. The Company manages its credit risk by closely monitoring the granting of credit. Trade and other receivables that are greater than 30 days are considered past due. Based on the status of trade and other receivables, no allowance for doubtful accounts has been recorded as at March 31, 2021 (December 31, 2020 - $nil).

Interest rate risk

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities. The Company is exposed to minimal interest rate risk on its cash balances as they carry a floating rate of interest.

Foreign currency risk

The Company does engage in significant transactions and activities in currencies other than its functional currency. Depending on the timing of the transactions and the applicable currency exchange rates such conversions may positively or negatively impact the Company.

Other Information

Additional information about the Company is available at www.draganfly.com

Approval

This MD&A is authorized for issue by the Board on May 26, 2021.